Joint Release

FOR IMMEDIATE RELEASE:                    September 28, 2015

Teamsters Local 357, Republic Airways Reach Tentative Agreement on New Contract
Three-year agreement provides overall industry-leading pay, job protections, and work rules

INDIANAPOLIS – (Sep 28) – Teamsters Local 357 and Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that they have reached a consensual tentative agreement on the terms of a new three-year contract for the 2,100 Republic pilots represented by the International Brotherhood of Teamsters.

“This milestone is long overdue,” said Captain Jim Clark, Teamsters Local 357 president. “Our members are extraordinary aviators and safety professionals who come to work every day ready to do the job asked of them. They deserve pay, job security, benefits and work rules that match their leadership position in our industry. The Executive Board of Local 357 recommends this tentative agreement to our members for ratification. We were able to reach this positive outcome because of the support of our members who stayed united even in the face of constant challenges.”

“This is a positive outcome,” said Matt Koscal, Republic vice president of human resources. “This consensual agreement respects the role our pilots play in our airline’s success and it puts them at the forefront of our industry. We are pleased that we could reach a consensual agreement with the leadership of Local 357 that allows us to make a significant investment in our Pilots and our future.”

The parties are preparing the document for publication, at which point Local 357 will distribute copies of the tentative agreement to its members. The union plans to hold a series of road shows and other forums to afford its members the opportunity to review the tentative agreement and to ask questions. Ratification voting is scheduled to conclude in late October. Further details on this process will be provided to our Pilots by the union in the coming days.

The company will post a copy of the tentative agreement on www.myrjetcontract.com for the convenience of Local 357 members and has agreed to host an FAQ and other content on the site as requested by the union.

Both parties wish to express their thanks to the National Mediation Board, and specifically to board member Linda Puchala and to senior mediator Terri Brown, for their ongoing guidance and assistance during this process. The parties also express their appreciation to the staff and specifically, Director, Captain David Bourne of the Teamster’s Airline Division for their assistance.

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Contact:

Bob Birge
Corporate Communications
Republic Airways Holdings Inc.
Bob.Birge@rjet.com

Natalie Rodriguez
Communications Specialist
IBT Local 357
Communications@local357.org